UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 2, 2019, Gannett Co., Inc. issued the following statement in response to media inquiries regarding MNG Enterprises, Inc.'s filing of a definitive proxy statement and related press release.

“Gannett is executing a clearly articulated digital transformation that, combined with the company’s USA TODAY NETWORK strategy, will enable Gannett to serve as a trusted, comprehensive digital marketing partner to local and national businesses, strengthen and grow our communities and drive shareholder value. Notwithstanding our solid progress, MNG continues to promote the same unsolicited proposal it put forward on January 14, 2019, which our board unanimously rejected on February 4, 2019, after determining that it undervalues Gannett and is not credible or actionable. To date, MNG has failed to produce committed financing and has refused to answer basic questions regarding how it would overcome likely antitrust and pension issues, among other important matters. MNG’s attempts to waive away these fundamental issues are quite simply not credible.

MNG has nominated six director candidates, all whom are affiliated with MNG and/or Alden, for election to Gannett’s board in an apparent effort to take control of Gannett. MNG’s majority slate has articulated no strategic plan – just a blank slate for Alden to pursue its own objectives. MNG’s nominees are highly conflicted, have poor track records and appear to have been chosen by MNG and Alden to serve their interests, not the interests of all Gannett shareholders.”